Exhibit (e)(5)

Notice of Restricted Stock Unit Grant under the

QIAGEN N.V. [2014 Stock Plan / Amended and Restated 2005 Stock Plan]

%%FIRST_NAME%-% %%LAST_NAME%-%

Dear %%FIRST_NAME%-%:

Effective %%OPTION_DATE%-% (the “Date of Grant”), you have been granted a Restricted Stock Unit Award (this “Award”) for up to %%TOTAL_SHARES_GRANTED,’999,999,999’%-% units, which represents a contingent entitlement to receive ordinary shares of QIAGEN N.V. (the “Company”).

This Notice of Restricted Stock Unit Grant (this “Notice”), together with the QIAGEN N.V. [2014 Stock Plan / Amended and Restated 2005 Stock Plan] (the “Plan”), the QIAGEN Audited Annual Report (“Form 20F”) and the corresponding Restricted Stock Unit Agreement (the “RSU Agreement”) (collectively, the “RSU Documents”) delivered to you and in effect as of the Date of Grant, contain the terms of your Award. The Plan and the RSU Agreement are hereby incorporated by reference and made a part of this Notice.

1.	VESTING SCHEDULE

(a) Award Vesting. The Award will vest and be released as per the schedule below provided you are a member of the Supervisory Board or an employee (as defined in the RSU Agreement and for purposes of the RSU Agreement and this Notice the term “employed” or “employment” set forth in Section 2 of the RSU Agreement shall include service as a member of the Supervisory Board) of the Company or of an Affiliate (as defined in the Plan) on the applicable vesting date:

Vest Date	Number of Units to be Released
%%VEST_DATE_PERIOD1%-%	%%SHARES_PERIOD1,’999,999,999’%-%
%%VEST_DATE_PERIOD2%-%	%%SHARES_PERIOD2,’999,999,999’%-%

(b) Effect of Termination upon Retirement. If the Participant is a member of the Supervisory Board of the Company who is at least 65 years of age and has served as a member of the Supervisory Board for more than four years (at which point the Supervisory Board Member becomes “Retirement Eligible”) then on the date he or she ceases being a member of the Supervisory Board for any reason other than cause (“Retirement Date”) the portion of the Award for which vesting has not occurred and which would otherwise vest within 3 years of such Retirement Date shall be accelerated to vest on the Retirement Date.

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(c) Effect of Termination upon Resignation not for Cause prior to Retirement. If the Participant is a member of the Supervisory Board of the Company who resigns or does not stand for reelection and has been a member of the Supervisory Board for at least four years (the “Resignation Date”) and as of such Resignation Date is not Retirement Eligible then he or she shall vest as of the Resignation Date in a portion of the Award for which vesting has not occurred (each, a “Remaining Vesting Date”) in accordance with the following formula:

S x (N/T)

Where for each Remaining Vesting Date:

S = the number of Shares that are to vest on the applicable Remaining Vesting Date

N = the number of whole months from the Date of Grant through the Resignation Date

T = the number of months from the Date of Grant through the applicable Remaining Vesting Date

Such number of shares of Common Stock that shall vest pursuant to the above formula shall be rounded down to the nearest whole number.

(d) Effect of Change of Control. Except as otherwise provided in Subsection 2(c) of the Agreement, this Award shall become fully vested and immediately exercisable on the date of the occurrence of a Change of Control of the Company. For purposes of this Agreement, “Change of Control” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to U.S. Internal Revenue Code Section 409A, as applicable.

As used herein, a “Change of Control” shall be deemed to have occurred if:

(a) (i) there is a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company in one or a series of transactions, other than transactions of such type which would result in the Company having directly or indirectly (which includes for this purpose also the contractual power (through any contract, arrangement, understanding, relationship, or otherwise) to vote or to direct the voting of) fifty percent (50%) or more of the total voting power in the entity or entities to which the relevant assets are transferred to; (ii) there is a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation; or (iii) there is a liquidation or dissolution of the Company, other than a liquidation or dissolution due to any insolvency or similar proceedings.

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(b) any person or legal entity (or group of persons or legal entities acting together for the purpose of acquiring, holding, or disposing of such securities) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), shall become the “beneficial owner” (which means for this purpose having or sharing, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, the power to vote or to direct the voting of, or the power to dispose, or to direct the disposition of) of securities of the Company representing forty percent (40%) or more of the total voting power represented by the voting securities of the Company, other than as a result of an acquisition of securities directly from the Company; provided, that a “Change of Control” shall not be deemed to have occurred for purposes of this clause (b) solely (i) as the result of an acquisition of voting securities by the Company which reduces the voting rights attached to the total number of voting securities outstanding or (ii) through cancellation of voting securities which reduces the total number of voting securities outstanding; or

(c) persons who, as of the date hereof, constitute the Company’s Supervisory Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Supervisory Board; provided, that any person becoming a Supervisory Director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by, or such person was nominated for election by, a vote of at least a majority of the Incumbent Directors then in office.

2.	TAX ELECTION OPTIONS

As described in Section 7 of the RSU Agreement, any taxes or other amounts due shall be collected, at the option of the Company as follows: through reducing the number of shares issued to the Participant, requiring the Participant to deposit cash or through the sale of shares. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings and payments have been made.

3.	SEVERABILITY

If one or more of the provisions of the RSU Documents shall be held invalid, illegal or unenforceable in any respect:

(a) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby;

(b) the invalid, illegal or unenforceable provision shall be deemed null and void, subject to “(c)” below; and

(c) to the extent permitted by applicable law, any invalid or illegal, or unenforceable provision shall be construed, interpreted, or revised retroactively to comply with applicable law and to achieve the intent of the RSU Documents.

4.	ACKNOWLEDGMENT AND AGREEMENT

You acknowledge that you have received the RSU Documents and have read and agree to the terms of the Award.

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RESTRICTED STOCK UNIT AGREEMENT –

INCORPORATED TERMS AND CONDITIONS

QIAGEN N.V.

AGREEMENT made as of the date of grant set forth in the Notice of Restricted Stock Unit Grant (the “Notice”) between QIAGEN N.V. (the “Company”), a limited liability company incorporated under the laws of The Netherlands having its corporate seal in Venlo, The Netherlands, and the individual whose name appears on the Notice (the “Participant”).

WHEREAS, the Company desires to grant to the Participant Restricted Stock Units (the “Units”) related to the Company’s common stock, 0.01 EUR par value per share (the “Common Stock”), under and for purposes set forth in the Company’s [2014 Stock Plan / Amended and Restated 2005 Stock Plan] (the “Plan”);

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the same meanings as in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	GRANT OF AWARD.

The Company hereby grants to the Participant the number of Units set forth in the Notice (the “Award”) which represents a contingent entitlement of the Participant to receive shares of Common Stock, on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan.

2.	VESTING.

(a) Vesting of Award. Subject to the terms and conditions set forth in this Agreement and the Plan, the Award granted hereby shall vest as set forth in the Notice and is subject to the other terms and conditions of this Agreement and the Plan.

On each vesting date set forth in the Notice, the Participant shall be entitled to receive such number of shares of Common Stock as is set forth opposite such vesting date. Such shares of Common Stock shall thereafter be delivered by the Company to the Participant in accordance with this Agreement and the Plan within thirty days of the applicable vesting date.

Except as otherwise set forth in this Agreement, if the Participant ceases to be employed for any reason by the Company or an Affiliate prior to a vesting date set forth in the Notice, then as of the date on which the Participant’s employment terminates, all unvested Units shall immediately be forfeited.

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The term “employed” or “employment” as used in the Agreement shall include the period of time that the Participant provides services to the Company or an Affiliate as either an employee or as an advisor or consultant that provides bona fide services to the Company or its Affiliates, provided that such advisory or consulting services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

For U.S. Participants: It is intended that each issuance of shares shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code (the “Code”). Neither the Company nor the Participant shall have the right to accelerate or defer the delivery of any such shares except to the extent specifically permitted or required by Section 409A of the Code.

(b) Effect of Termination for Disability or upon Death. The following rules apply if the Participant’s employment is terminated by reason of Disability or death: in addition to any portion of the Award that has become vested as of the date of Disability or death, as the case may be, the Participant shall be deemed to become fully vested as to the number of unvested shares. In each case the Award will be released within 30 days of the Participant’s death or disability.

(c) Effect of a For Cause Termination. Notwithstanding anything to the contrary contained in this Agreement or the Notice, in the event the Company or an Affiliate terminates the Participant’s employment for “cause” (as defined in the Plan) either by dismissal, by mutual agreement or court settlement, all unvested Units then held by the Participant shall be forfeited immediately as of the earlier of (i) the time the Participant is notified by the Company or an Affiliate that he or she has been terminated for “cause” or (ii) the Participant’s termination.

(d) Separation from Service Defined. Subject to Section 2(e) of this Agreement, with respect to all issuances of shares of Common Stock pursuant to Section 2 of the Agreement that are deemed to be deferred compensation under Code Section 409A, any termination of employment triggering payment of such shares of Common Stock, including but not limited to termination because of Disability, must constitute a “separation from service” under Code Section 409A before delivery of shares can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of the shares of Common Stock otherwise scheduled to be paid to the Participant, but shall only act as a delay of issuance until such time as a “separation from service” occurs.

(e) Specified Employee Delay. Notwithstanding the foregoing, if the Participant is a “Specified Employee” (as defined under Code Section 409A) as of the date of Participant’s termination of employment pursuant to Section 1(b) or 1(c) of the Notice or Section 2(b) above except in the case of death (the “Specified Termination”), then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Code Section 409A, the shares of Common Stock scheduled to be paid by the Company to the Participant pursuant to Section 1(b) or 1(c) of the Notice or Section 2(b) during the first six (6) month period following the Specified Termination shall not be paid until the date which is the first business day following the six-month anniversary of the Specified Termination. Any payments delayed in accordance with the terms of this Section 2(e) shall be paid in a lump sum when paid.

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3.	PROHIBITION ON TRANSFER.

This Award shall not be transferable by the Participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Except as provided in the previous sentence, the shares of Common Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 3, or the levy of any attachment or similar process upon this Award shall be null and void.

4.	ADJUSTMENTS.

The Plan contains provisions covering the treatment of Units and shares of Common Stock in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to this Award and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

5.	SECURITIES LAW COMPLIANCE.

The Participant specifically acknowledges and agrees that any sales of shares of Common Stock sold in the United States shall be made in accordance with the requirements of the Securities Act of 1933, as amended.

6.	NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE.

The Participant shall have no rights as a stockholder, including voting and dividend rights, with respect to the Units subject to this Agreement.

7.	TAX LIABILITY OF THE PARTICIPANT AND PAYMENT OF TAXES AND FEES.

The Participant acknowledges and agrees that any income or other taxes, fees or comparable contributions due from the Participant or the Company with respect to this Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility. Without limiting the foregoing, the Participant agrees that if under applicable law the Participant will owe taxes or other amounts the Company shall be entitled to immediate payment from the Participant of the amount of any tax or other amounts required to be withheld by the Company by applicable law or regulation. In addition, the Participant shall pay to the Company at each vesting and release date on the portion of the Award then vested and released a handling fee equal to 0.5% of the Fair Market Value of the shares of Common Stock entitled to be received on the release date. Any taxes or other amounts due and the required handling fee shall be paid, at the option of the Company as follows:

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(a) through reducing the number of shares of Common Stock entitled to be issued to the Participant by a number of shares equal to the Participant’s total tax and other withholding obligations and the handling fee due and payable divided by the Fair Market Value of the shares. If the number of shares would be reduced by a fractional share, the Participant acknowledges that the number of shares of such reduction will be rounded up to the next greater whole number of shares. The Participant further acknowledges that in the discretion of the Company, any amount withheld as a result of such rounding, may be treated by the Company as additional wage withholding, additional handling fee, or otherwise retained in the favor of the Company;

(b) requiring the Participant to deposit with the Company an amount of cash equal to the amount determined by the Company to be required to be withheld with respect to the Participant’s total tax and other withholding obligations and the handling fee due and payable or otherwise withholding from the Participant’s paycheck an amount equal to such amounts due and payable; or

(c) if the Company believes that the sale of shares can be made in compliance with applicable securities laws, authorizing, at a time when the Participant is not in possession of material nonpublic information, the sale by the Participant on the date the tax or other withholding obligations and the handling fee are due and payable, such number of shares of Common Stock as the Company instructs a registered broker to sell to satisfy the obligations, after deduction of the broker’s commission, and the broker shall be required to remit to the Company the cash necessary in order to satisfy the obligations. To the extent the proceeds of such sale exceed the obligations the Company agrees to pay such excess cash to the Participant as soon as practicable. In addition, if such sale is not sufficient to pay the obligations the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any obligation that is not satisfied by the sale of shares of Common Stock. The Participant agrees to hold the Company and the broker harmless from all costs, damages or expenses relating to any such sale. The Participant acknowledges that the Company and the broker are under no obligation to arrange for such sale at any particular price. In connection with such sale of shares of Common Stock, the Participant shall execute any such documents requested by the broker in order to effectuate the sale of shares of Common Stock and payment of the obligations. The Participant acknowledges that this paragraph is intended to comply with Section 10b5-1(c)(1(i)(B) under the Exchange Act.

The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings and payments have been made.

8.	PARTICIPANT ACKNOWLEDGEMENTS AND AUTHORIZATION.

The Participant acknowledges the following:

(a) The Company is not by the Plan or this Award obligated to continue the Participant as an employee, consultant or director of the Company or any Affiliate.

(b) Voluntary Status of Grant. The grant of this Award is considered a one-time benefit voluntarily granted by the Company to the Participant and does not create a contractual or other right to receive future awards, benefits in lieu of awards or any other benefits in the future.

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(c) The Participant’s participation in the Plan is voluntary. The Plan is discretionary in nature and may be suspended or terminated by the Company at any time.

(d) The value of this Award is an extraordinary item of compensation outside of the scope of any employment. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-serve awards, pension or retirement benefits or similar payments. The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

(e) The Participant authorizes his or her employer to furnish the Company (and any agent administering the Plan or providing recordkeeping services) with such information and data as it shall request in order to facilitate the grant of the Award and the administration of the Plan, and the Participant waives any data privacy rights he or she may have with respect to such information or the sharing of such information.

9.	NOTICES.

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:	QIAGEN N.V.
Hulsterweg 82
5912 PL Venlo
The Netherlands

If to the Participant at the address set forth on the Notice or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

10.	BENEFIT OF AGREEMENT.

Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

11.	GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the law The Netherlands, without giving effect to the conflict of law principles thereof. If you have received this or any other document related to the Plan or this Option translated into a language other than English, the English version will control in the event of any conflicts.

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12.	ENTIRE AGREEMENT.

This Agreement, together with the Plan and the Notice, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

13.	MODIFICATIONS AND AMENDMENTS.

The terms and provisions of this Agreement may be modified or amended as provided in the Plan. Any such amendment shall comply with Section 409A of the Code if applicable.

14.	WAIVERS AND CONSENTS.

Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

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